Exhibit 23.2

Kreit & Chiu CPA LLP

733 Third Avenue, Floor 16, #1014

New York, NY 10017

(949) 326-CPAS (2727)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on the Amendment No. 1 of Form F-4 of Medera Inc. of our report dated July 1, 2024, on the financial statements of Medera Inc. as of and for the years ended December 31, 2023 and 2022. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Kreit & Chiu CPA LLP

Los Angeles, California

October 18, 2024